Audit Committee
The Bank’s Audit Committee is comprised of non-executive directors. The Audit Committee Charter is available in full on the Bank’s website at https://www.fhlb-pgh.com/Files/Resources/charteraudit.pdf
Audit Committee Report
March 6, 2024
The Audit Committee is composed of five non-executive directors, two of whom are a non-member director, and operates under a written charter adopted by the Board of Directors that was last amended in January 2024. The Bank’s Board of Directors determined that five Audit Committee members (Directors Dionise, Bailey, Adams, Helm, and Jackson) are “Audit Committee financial experts” for purposes of SEC requirements. The Bank’s Board of Directors elected to use the New York Stock Exchange definition of “independence” and, in doing so, concluded that, currently and during 2023, three of the Directors on the Audit Committee are not independent as they are officers or directors of member institutions which do business with the Bank, and two of the Directors on the Audit Committee, Directors Adams and Helm, are independent and do not serve as an officer or director of a Bank member. Under Federal Housing Finance Agency (FHFA) regulations applicable to members of the Audit Committee, each of the Audit Committee members is independent.
In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the Bank's accounting, reporting and financial practices, including the integrity of its financial statements, among other areas. The Audit Committee is directly responsible for the appointment and oversight of the Bank’s independent auditors, PricewaterhouseCoopers LLP (PwC), including review of their qualifications, independence and performance. Among other duties, the Audit Committee also oversees:
•the integrity of the Bank’s financial statements, the Bank’s accounting and financial reporting processes and systems;
•internal control over the Bank’s financial reporting and safeguarding the Bank’s assets;
•the programs, policies and systems of the Bank designed to ensure compliance with applicable laws, regulations, other legal and regulatory requirements and policies;
•the programs, policies and systems of the Bank designed to ensure the integrity and reliability of Bank operations and technology; including cybersecurity;
•practices with respect to risk assessment and risk management;
•independent auditor's qualifications and independence;
•performance of the internal audit function; and
•performance of the independent auditor.
The Bank is one of 11 district Federal Home Loan Banks (FHLBs) that together with the Office of Finance (OF), comprise the Federal Home Loan Bank System (System). Each FHLB operates as a separate entity with its own management, employees, and board of directors and each is regulated by the FHFA. The OF has responsibility for the issuance of consolidated obligations on behalf of the FHLBs, and for publishing combined financial reports (CFRs) of the FHLBs. Accordingly, the System has determined that it is optimal to have the same independent audit firm to coordinate and perform the separate audits of the OF and each FHLB. The FHLBs and OF collaborate in selecting, setting the compensation of, and evaluating the performance of the independent auditor, but the responsibility for the appointment and oversight of the independent auditor remains solely with the audit committees of each FHLB and the OF.
PwC has been the independent auditor for the System and the Bank since 1990. The Audit Committee engages in rigorous evaluations each year of the independent auditor. In connection with the appointment of the Bank’s independent auditor, the Audit Committee’s evaluation included consultation with the Audit Committees of the other FHLBs and the OF. Specific considerations included:
•an analysis of the risks and benefits of retaining the same firm as independent auditor versus engaging a different firm, including consideration of:
◦PwC engagement audit partner, engagement quality review partner and audit team rotation;

◦PwC’s tenure as the Bank’s and the System’s independent auditor;
◦benefits associated with engaging a different firm as independent auditor; and
◦potential disruption and risks associated with changing the independent auditor.
•PwC’s depth and breadth of understanding of our business, operations, and accounting policies and practices;
•PwC’s historical and recent performance on the Bank’s audit, including the results of an internal survey of PwC service and quality;
•an analysis of PwC’s known legal risks and significant proceedings;
•external data relating to audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) audit quality inspection reports on PwC and its peer firms as well as metrics indicative of audit quality;
•the appropriateness of PwC’s fees, on both an absolute basis and as compared to its peer firms; and
•the diversity of PwC’s ownership and staff assigned to the engagement.
Audit Fees represent fees for professional services provided in connection with the audit of the Bank’s annual financial statements and internal control over financial reporting and reviews of the Bank’s quarterly financial statements, regulatory filings and other SEC matters.
The Audit Committee has reviewed and approved the fees paid to the independent auditor for audit, audit-related and non-audit services, and the Audit Committee has determined that PwC does not provide any non-audit services that would impair its independence. To the Audit Committee's knowledge, there are no other matters which cause the Audit Committee to believe PwC is not independent.
In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to the Bank. For lead and concurring partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of the Bank’s lead audit partner pursuant to this rotation policy involves a meeting between the Chairperson of the Audit Committee and the candidate for the role, as well as discussion by the full Audit Committee and management. In 2023, the Bank's current lead partner began serving.
Based on its reviews discussed above, the Audit Committee recommended to the Board of Directors the appointment of PwC as the Bank's independent registered public accounting firm for 2023.
The Audit Committee annually reviews its written charter and practices and has determined that its charter and practices are consistent with the applicable FHFA regulations and the provisions of the Sarbanes-Oxley Act of 2002.
Among other matters, the Audit Committee also:
•reviewed the scope of and overall plans for the external and internal audit program;
•discussed with management and independent auditor the Bank’s processes for risk assessment and risk management;
•discussed with management and the independent auditor significant matters, including Critical Audit Matters, if any, arising during the audit and other areas of significant judgment or estimation in preparing the financial statements;
•reviewed and challenged management and the independent auditor, as necessary, on new or changed accounting policy and policy alternatives;
•reviewed and challenged management and the independent auditor, as necessary, on how they have established materiality thresholds for establishing the controls over financial reporting and their audit process;
•discussed with management the use of any non-GAAP measures in the financial statements;
•reviewed and approved the Bank’s policy with regard to the hiring of former employees of the independent auditor;
•reviewed and approved the Bank’s policy for the pre-approval of audit and permitted non-audit services by the independent auditor;

•received reports pursuant to the Bank’s policy for the submission and confidential treatment of communications from employees and others about accounting, internal controls and auditing matters;
•reviewed with management the scope and effectiveness of the Bank’s disclosure controls and procedures, including for purposes of evaluating the accuracy and fair presentation of the Bank’s financial statements in connection with certifications made by the Bank’s President & Chief Executive Officer and Chief Financial Officer (principal financial officer); and
•reviewed significant legal developments and the Bank’s processes for monitoring compliance with law and Bank policies.
The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of any complaints we receive. The Bank encourages employees and third-party individuals and organizations to report concerns about the Bank’s accounting controls, auditing matters or anything else that appears to involve financial or other wrongdoing.
Management has the primary responsibility for the preparation and integrity of the Bank's financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Bank's independent auditor, PwC, is responsible for performing an independent audit of the Bank's financial statements and of the effectiveness of internal control over financial reporting in accordance with the standards of the PCAOB (United States) and, with respect to the financial statements, the standards applicable to financial audits contained in Government Auditing Standards, issued by the Comptroller General of the United States. The internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the Chief Internal Auditor, who reports to the Audit Committee. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee met 10 times during 2023 and has regular executive sessions with both internal and independent auditors.
In this context, prior to their issuance, the Audit Committee reviewed and discussed the quarterly and annual earnings releases, financial statements (including the presentation of non-GAAP financial information) and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (including significant accounting policies and judgments) with management, the Bank’s internal auditors and PwC. The Audit Committee also reviewed the Bank’s policies and practices with respect to financial risk assessment, as well as its processes and practices with respect to enterprise risk assessment and management. The Audit Committee discussed with PwC matters required to be discussed by the applicable requirements of the PCAOB. The Audit Committee has also received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence [Item 407(d)(3) of Reg. S-X]. The Audit Committee met with PwC and with the Bank’s internal auditors, in each case, with and without other members of management present, to discuss the results of their respective examinations, the evaluations of the Bank’s internal controls and the overall quality and integrity of the Bank’s financial reporting. Management represented to the Audit Committee that the Bank's financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
Based on the reviews and discussions with management, the internal auditors, and PwC, as well as the review of the representations of management and PwC's report, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, to include the audited financial statements in the Bank's Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the Securities and Exchange Commission (SEC).
The Audit Committee of the Board of Directors of the Federal Home Loan Bank of Pittsburgh
James V. Dionise, Chair
Thomas Bailey, Vice Chair
Barbara Adams
Angel L. Helm
Blanche L. Jackson